LETTER AGREEMENT

AMG Managers Brandywine Fund

Subadvisory Agreement

October 1, 2016

Friess Associates, LLC

P.O. Box 576

Jackson, Wyoming 83001

Attn: Compliance

Re:	Subadvisory Agreement between AMG Funds LLC (formerly Managers Investment Group LLC) (the “Adviser”) and Friess Associates, LLC (the “Subadvisor”), dated as of October 1, 2013, and as amended from time to time (the “Subadvisory Agreement”)

Ladies and Gentlemen:

Pursuant to Section 9 of the Subadvisory Agreement, the Adviser hereby notifies you that Schedule A to the Subadvisory Agreement is amended, effective as of the date hereof, to reflect a revised subadvisory fee (the “New Subadvisory Fee”) that has been agreed to by the Adviser and the Subadvisor with respect to AMG Managers Brandywine Fund (formerly Brandywine Fund), a series of AMG Funds I (formerly Managers Trust I) (the “Trust”). Attached as Appendix A is an amended and restated Schedule A to the Subadvisory Agreement setting forth the annual fee that the Adviser will pay the Subadvisor pursuant to Section 5 of the Subadvisory Agreement.

Please acknowledge your agreement to the New Subadvisory Fee as set forth on Appendix A by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

AMG Funds LLC

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED

Friess Associates, LLC

By:
Name:
Title:
Date:

ACKNOWLEDGED

AMG Funds I

By:
Name:
Title:
Date:

Appendix A

AMENDED AND RESTATED

SCHEDULE A

AMG Managers Brandywine Fund

For services provided to the Fund Account, AMG Funds LLC will pay a base quarterly fee for each calendar quarter at an annual rate of [    ]% of the average net assets in the Fund Account during the quarter. Average assets shall be determined using the average daily net assets in the Fund Account during the quarter. The fee shall be pro-rated for any calendar quarter during which the contract is in effect for only a portion of the quarter.